Exhibit 99.1

FOR IMMEDIATE RELEASE

Contacts:

Investor InquiriesMedia Inquiries

Daniel NoreckGarrett Mann

Chief Financial OfficerDirector of Marketing

TechTarget, Inc.TechTarget, Inc.

617-431-9449617-431-9371

dnoreck@techtarget.comgmann@techtarget.com

investor@techtarget.com

TechTarget Appoints Perfecto Sanchez to Its Board of Directors

Newton, MA — January 11, 2022 — Purchase intent-driven marketing and sales services company TechTarget, Inc. (Nasdaq: TTGT) today announced the appointment of Perfecto Sanchez to its Board of Directors.

Mr. Sanchez is currently the founder and CEO of Keep The Change, a for-purpose marketing consultancy he launched in 2014 to help companies and organizations drive growth and catalyze change. He is also the co-founder of CHPTR, a tech memorialization company and mobile-first community started in 2020 that gathers, shares, and holds memories for loved ones lost. He is also currently an advisor to Build in Tulsa, a movement to build the infrastructure for Black multi-generational wealth creation, as well as an owner/adviser at Sunday Beer Co. in his home state of New York. He also served as Chief Marketing Officer for Chloe’s Soft Serve Fruit Co. from 2016 to 2018 where he helped double their distribution and brand awareness. Prior to that, from 2010 to 2015, he served in senior brand and portfolio strategy roles at The Dannon Company (Danone) and Kraft Foods.

Mr. Sanchez brings to the Board his experience in managing complex projects and budgets, implementing portfolio, growth, and marketing strategies for global brands, as well as driving innovation and awareness through social impact initiatives. As a West Point graduate and decorated military veteran with two combat tours to Iraq, he brings a passion for people and purpose to everything that he does with the ultimate mission of making ‘doing good’ more accessible.

“On behalf of the entire Board, I look forward to working with Perfecto and benefitting from his considerable experience in helping leading brands fuel growth and impact,” said Greg Strakosch, Executive Chairman, TechTarget. “We are excited to have Perfecto join our Board and provide strong insight, entrepreneurial spirit and collaboration to help us take our strategies and offerings to new levels,” added Mike Cotoia, Chief Executive Officer, TechTarget.

With the appointment of Mr. Sanchez, TechTarget’s Board of Directors now consists of seven members, five of whom are independent. The Board intends for Mr. Sanchez to be included in the Company's slate of nominees for election to the Board at the 2022 Annual Meeting of Stockholders.

Forward-Looking Information

This press release may contain forward-looking information within the meaning of applicable securities legislation. Such information includes, but is not limited to, statements, other than statements of historical facts, related to the Company’s plans, goals, strategies, intentions, beliefs, objectives, economic performance or expectations which we expect will or may occur in the future. In some cases, you can identify forward-looking statements because they contain words such as "may," "will," "should," "expects," "plans," "anticipates,” “going to,” "could," "intends," "target," "projects," "contemplates," "believes," "estimates," "predicts," "potential," or "continue," or the negative of these words or other similar terms or expressions that concern our plans, goals, strategies, intentions, beliefs, objectives, or expectations. These statements speak only as of the date of this press release and are based on our current plans and expectations. Such forward-looking statements are not guarantees of future performance and involve risks and uncertainties that could cause actual future events or results to be different than those described in or implied by such forward-looking statements. These risks and uncertainties include, but are not limited to, those relating to: market acceptance of our products and services, including continued increased sales of our IT Deal Alert offerings and continued increased international growth; relationships with customers, strategic partners and employees; the duration and extent of the COVID-19 pandemic; difficulties in integrating acquired businesses; changes in economic or regulatory conditions or other trends affecting the internet, internet advertising and information technology industries; data privacy laws, rules, and regulations; and other matters included in our SEC filings, including in our Annual Report on Form 10-K for the year ended December 31, 2020 and our Quarterly Report on Form 10-Q for quarter ended September 30, 2021. Actual results may differ materially from those contemplated by the forward-looking statements. In addition, the statements in this press release represent TechTarget’s expectations and beliefs as of the date of this press release.  We undertake no obligation to update our forward-looking statements to reflect future events or circumstances.

About TechTarget

TechTarget, Inc. (“we” or the “Company”) is a global data and analytics leader and software provider for purchase intent-driven marketing and sales data and content curation and creation services which delivers business impact for business-to-business (“B2B”) companies. Our solutions enable B2B technology companies to identify, reach, and influence key enterprise technology decision makers faster and with higher efficacy. We improve information technology (“IT”) vendors’ abilities to impact highly targeted audiences for business growth using advanced targeting, first-party analytics and data services complemented with customized marketing programs that integrate demand generation, brand marketing, and advertising techniques. By creating abundant, high-quality editorial content across more than 150 highly targeted technology-specific websites and 1,125 channels, TechTarget attracts and nurtures communities of technology buyers researching their companies’ information technology needs. By understanding these buyers’ content consumption behaviors, TechTarget creates the purchase intent insights that fuel efficient and effective marketing and sales activities for clients around the world.

TechTarget has offices in Boston, London, Munich, New York, Paris, San Francisco, Singapore and Sydney. For more information, visit techtarget.com and follow us on Twitter @TechTarget.

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